Issuer Free Writing Prospectus	Term Sheet to
Issued July 31, 2009	Prospectus Supplement
Registration Statement No. 333-155601
Dated July 31, 2009
Rule 433
Kansas City Southern
$22,506,160 Common Stock

The following information supplements the prospectus dated November 21, 2008, filed as part of Registration Statement Number 333-155601 relating to certain securities of Kansas City Southern.

Issuer	Kansas City Southern (“Issuer”)

Offering:	1,125,308 shares of common stock, $.01 par value (“Shares”)

Offering Price:	$20.00 per Share

Listing:	The Shares are listed on the New York Stock Exchange under the symbol “KSU.”

Dividends:	Issuer does not anticipate making any cash dividend payments or other distributions on the Shares in the foreseeable future.

Use of Proceeds	Issuer expects to receive approximately $22,471,160 in net proceeds from this offering, after deducting its estimated offering expenses. The Issuer intends to use the proceeds for general corporate purposes.

Plan of Distribution:	The Shares will be sold directly to certain institutional investors. No underwriter, placement agent or other party has been engaged by the Issuer in connection with the offering.

Closing Date:	August 3, 2009
This free writing prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
     The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as supplemented by any prospectus supplement relating to the securities being offered, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer will arrange to send you the prospectus if you request it by calling 816-983-1237.